EXHIBIT 99.3
Nov. 7, 2006
DTE Energy Announces Non-Utility Action Plan;
Potential Monetization Proceeds of Approximately $1 billion
     DETROIT – DTE Energy (NYSE: DTE) today announced an initiative to unlock the significant value created in its non-utility portfolio.
     “Since the initiation of our non-utility growth strategy nearly 10 years ago, we have achieved significant success,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Many of these businesses have grown to sufficient size and scale that we are now well positioned to monetize some of our non-utility assets while continuing to focus investment on areas with the greatest long-term potential. These monetizations will provide increased valuation visibility and directly drive shareholder value through the repurchase of parent company equity and debt.”
     Gerard M. Anderson, DTE Energy president and chief operating officer, added: “Overall, we are maintaining our corporate growth strategy which is anchored by a stable balance sheet, a very strong and sustainable dividend, and earnings per share growth. At Detroit Edison and MichCon, we continue to execute on our utility growth program. This includes more than $1.3 billion of rate base investments through 2010 and the implementation of our Performance Excellence Process which will result in lower operating costs and higher customer satisfaction.
     “Our non-utility strategy has been very successful,” he explained, “and we continue to see attractive investment opportunities in unconventional gas, coal and gas midstream and energy services. This success enables us to focus on those areas which have the greatest opportunities going forward, while unlocking and returning to our shareholders some of the value created throughout the non-utility businesses.”
     Through this initiative the company will narrow its non-utility focus on the highest potential opportunities, simplify the business by reducing the number of business lines and reduce the overall demand for capital. In addition, these transactions better align the business with shareholder interests by reducing earnings volatility, providing more transparent valuation and converting some locked-up value into cash.
     DTE Energy’s Non-Utility Action Plan encompasses the following:
     Synthetic Fuel Business: The company intends to lock in cash flows and capitalize on the upside potential in its synfuel business. DTE Energy now expects to receive a minimum of $1.2 billion of cash from this business from 2006-2009, up from the $1.0 billion previously communicated. In addition, the company has recently entered into a series of options that could result in an additional $200 million of cash if oil prices in 2007 average below the start of the expected phase-out range of approximately $62 per barrel.
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     Non-Utility Peakers: DTE Energy plans to sell, exit or redeploy its non-utility generation assets and is currently evaluating options for all four of its peaker sites. As an initial step, two of these facilities were impaired in September. DTE Energy believes the potential proceeds from these assets will be $50 million to $150 million and their disposition will eliminate an annual earnings drag of approximately $13 million.
     Unconventional Gas Production: The company is exploring the sale of a portion of its unconventional gas assets. These assets include acreage positions in both the Barnett and Antrim shale formations of a combined 382,000 acres and 552 billion cubic feet of proved and probable reserves. A partial sale could allow the company to monetize value from more mature holdings, while retaining the ability to benefit from the upside from earlier stage holdings. DTE Energy believes the sale of these assets could produce proceeds of $250 million to $1 billion.
     Power & Industrial Business: DTE Energy is exploring the combination of a sale of a partnership interest in, and a recapitalization of, some of the assets of this business, which includes a portfolio of assets supplying energy and services to large industrial end-users. DTE Energy is investigating a sale of approximately a 50 percent equity interest in selected assets and a recapitalization with an appropriate level of debt. This structure also could provide the source of capital for future investments and could result in after-tax proceeds to DTE Energy of approximately $400 million to $600 million.
     Fuel Transportation & Marketing: The Gas & Coal Midstream businesses in this segment continue to exhibit solid performance and steady growth. In addition, the Energy Trading business in this segment is on track to have its best year ever in 2006. Energy Trading’s economic earnings and cash flow have been consistently strong, but accounting earnings have been volatile due to FAS 133 impacts. In order to improve the visibility and valuation within this segment the company will move the Gas & Coal Midstream businesses into a separate reporting segment and explore alternative structures and strategic options for Energy Trading.
     Continued Non-Utility Investments: DTE Energy expects to continue making focused non-utility investments in areas of highest potential. DTE Energy sees a strong pipeline of opportunities in the Power & Industrial Projects segment and the Midstream & Storage businesses in the Fuel Transportation and Marketing segment.
     The company plans to provide additional details on the Non-Utility Action Plan as it is executed throughout 2007. In aggregate, the company expects that these transactions will generate cash proceeds of approximately $1 billion. In order to enhance shareholder value and to maintain current credit ratings, the company will deploy these expected proceeds to repurchasing parent company equity and debt.
     In addition, the company intends to repurchase approximately 1 million shares of common stock beginning in November 2006 as an indication of the company’s commitment to the Non-Utility Action Plan. Additional purchases would occur as proceeds of the transactions are received.
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     At 1:30 p.m. EST Nov. 7, 2006, Earley and Anderson will speak on DTE Energy’s Non-Utility Action Plan at the 41st annual EEI Financial Conference in Las Vegas. This presentation will be webcast and available at www.dteenergy.com\investors.
     DTE Energy also announced today that due to the finalization of the accounting analysis, documentation and disclosures associated with various asset impairments identified by DTE Energy within its Power and Industrial Projects business segment, discussed during the company’s third quarter earnings call and to be further discussed at the EEI presentation today, DTE Energy was not able to complete the financial statements for the quarterly period ended Sept. 30, 2006, on or before the filing deadline of Nov. 9, 2006, with the Securities and Exchange Commission. The additional work also created a delay in Deloitte & Touche LLP, DTE Energy’s independent registered public accounting firm, reviewing the company’s quarterly financial statements. Although its review is ongoing at this time, the company anticipates filing a notification with the Securities and Exchange Commission on Form 12b-25, no later than Nov. 13, 2006, seeking an extension of up to five calendar days to file DTE Energy’s Quarterly Report on Form 10-Q for the quarterly period ended Sept. 30, 2006. Deloitte & Touche LLP has informed us that its work will be finished in time to permit a timely filing of the Form 10-Q within that five-day period.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, and the ability to utilize such credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2005 Form 10-K and the 2006 quarterly reports on Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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